AllianceBernstein International Growth Fund, Inc.
Exhibit 77C
811-08426

Matters submitted to a vote of security holders

The Annual Meeting of Stockholders of AllianceBernstein International Growth Fund (the "Fund") was held on November 15, 2005 and adjourned until December 6, 2005, December 19, 2005, December 21, 2005 and December 22, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 6, 2005 Meeting, the required number of outstanding shares voted in favor of the third item of business, the amendment, elimination or reclassification as non-fundamental of certain investment restrictions, and the proposal was approved. With respect to the second item of business, the amendment and restatement of the Fund's charter, an insufficient number of required outstanding shares voted in favor of the proposal and therefore the proposal was not approved. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Fund's proxy statement):

                                      Voted For       Withheld Authority
1.The election of the Directors,
  each such Director to serve a
  term of an indefinite duration
  and until his or her successor
  is duly elected and qualifies.

Ruth Block                             20,834,104         732,346
David H. Dievler                       20,822,558         743,891
John H. Dobkin                         20,859,244         707,206
Michael J. Downey                      20,870,988         695,461
William H. Foulk, Jr.                  20,837,891         728,558
D. James Guzy                          20,562,942       1,003,508
Marc O. Mayer                          20,726,227         840,223
Marshall C. Turner, Jr.                20,878,076         688,373

                               Voted For   Voted Against  Abstained   Broker
                                                                      Non-Votes
2.The amendment and
  restatement of the
  Charter.                    15,656,875    639,428        640,088             0

3.The amendment, elimination,
  or reclassification as
  non-fundamental, of the
  fundamental investment
  restrictions regarding:

3.A. Diversification          14,292,726    816,055        182,127     5,049,062
3.G  Loans                    14,245,215    875,853        169,840     5,049,062